UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

RAND CAPITAL CORPORATION

(Name of the Registrant as Specified in its Charter)

User-Friendly Phone Book, LLC

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

On April 22, 2019, User-Friendly Phone Book, LLC issued a press release which is filed as Exhibit 1 hereto and is incorporated herein by reference.

Exhibits

Exhibit 1	Press Release dated April 22, 2019.

Exhibit 1

User-Friendly Phone Book, LLC Mails Letter to Stockholders of Rand Capital Corporation Announcing Intention to Deliver Proxy Materials That Will Urge Stockholders to Vote Against the Proposed Transaction with East Asset Management, LLC

Urges Stockholders to Refrain from Voting Until They Receive User-Friendly’s Proxy Materials

THE WOODLANDS, TX, April 22, 2019— User-Friendly Phone Book, LLC (“User-Friendly”), the largest stockholder of Rand Capital Corporation (the “Company” or “Rand”) (NASDAQ:RAND), announced today that it has sent a letter to the stockholders of Rand notifying them that User-Friendly plans on filing with the Securities and Exchange Commission, and delivering to stockholders, its own proxy materials, which will detail User-Friendly’s reasons for voting against all of the proposals to be voted upon at the special meeting of stockholders of Rand, scheduled for May 16, 2019.

User-Friendly’s letter urges Rand stockholders to wait until they have received User-Friendly’s proxy materials and WHITE proxy card before voting on any of the proposals to be voted upon at the special meeting.

The full text of the letter appears below.

IMPORTANT NOTICE TO RAND CAPITAL CORPORATION STOCKHOLDERS:

PLEASE WAIT!

PLEASE DO NOT SEND BACK THE COMPANY’S PROXY CARD

PLEASE DO NOT PROVIDE THE COMPANY WITH YOUR VOTING INSTRUCTIONS OVER THE PHONE

April 22, 2019

Dear Fellow Stockholders,

I am Bruce Howard, Chief Executive Officer of User-Friendly Phone Book, LLC (“User-Friendly”), the largest individual stockholder of Rand Capital Corporation (“Rand” or the “Company”). User-Friendly is very concerned that Rand’s proposed transaction with East Asset Management, LLC (“East”) is not in the best interests of the Company or its stockholders. We plan on filing a proxy statement with the Securities and Exchange Commission and will soon provide you with information regarding why User-Friendly believes that the terms of the proposed transaction with East are inadequate and not in the best interests of the Company or its stockholders.

User-Friendly urges you to refrain from voting until you have had an opportunity to review our proxy materials and to understand better our objections to the proposed transaction with East. You deserve the opportunity to review the information regarding why we believe the terms of the proposed transaction are inadequate and to decide for yourself what best serves your interests.

Under the Stock Purchase Agreement with East, Rand has agreed to sell control of the Company for $3.00 per share, or aggregate consideration of $25.0 million in a mix of cash and private investments. For the reasons that will be explained in detail in our proxy materials to be delivered to you shortly, we intend to vote AGAINST the proposed transaction.

By now you have likely received the proxy materials and a proxy card from Rand for the Special Meeting scheduled to be held on May 16, 2019. The Rand proxy statement, among other things, is asking you to approve the proposed transaction with East.

Please do NOT respond to any solicitation made by Rand’s management and do NOT return a proxy card voting for the proposed transaction with East.

You will soon be receiving our proxy statement and our WHITE proxy card urging you to vote AGAINST the proposed transaction with East by voting AGAINST each proposal to be voted upon at the Special Meeting.

Our interests are aligned with yours—to maximize the value of our investment in Rand.

• DO NOT return the proxy card sent to you by Rand.

• DO NOT allow Rand’s proxy solicitor to call you at home and take your vote over the telephone.

We appreciate your support, and if you have any questions, please call our proxy solicitor MacKenzie Partners toll-free at 800-322-2885 or collect at 212-929-5500.

Sincerely,

Bruce Howard

Chief Executive Officer

User-Friendly Phone Book, LLC

CERTAIN INFORMATION CONCERNING THE PARTICIPANT

User-Friendly Phone Book, LLC (“UFPB”) is the sole participant in this solicitation. UFPB plans on making a filing with the Securities and Exchange Commission (“SEC”) consisting of a proxy statement and accompanying WHITE proxy card to be used to solicit proxies to vote against the proposed transaction with East Asset Management, LLC at the Special Meeting of Stockholders of Rand Capital Corporation (the “Company”) scheduled to be held on May 16, 2019.

UFPB STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, UFPB WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO UFPB’S PROXY SOLICITOR, MACKENZIE PARTNERS, INC., TOLL-FREE AT (800) 322-2885 or (212) 929-5500.

As of the date hereof, UFPB owns 1,455,993 shares of common stock of the Company, representing approximately 23.0% of the issued and outstanding shares of the Company.

Contacts

Matthew Bretzius

FischTank Marketing and PR

matt@fischtankpr.com